Exhibit 107

Calculation of Filing Fee Tables

Schedule TO-I

(Form Type)

Pinduoduo Inc.

(Name of Issuer)

Table 1 – Transaction Valuation

	Transaction Valuation		Fee Rate		Amount of Filing Fee
Fees to Be Paid	$226,253,000.00	(1)	0.00927	%(2)	$20,973.65	(2)
Fees Previously Paid					$20,973.65	(2)
Total Transaction Valuation	$226,253,000.00
Total Fees Due for Filing					$20,973.65	(2)
Total Fees Previously Paid					$20,973.65	(2)
Total Fee Offsets					—
Net Fee Due					—

(1)	Calculated solely for purposes of determining the filing fee. The purchase price of the 0% Convertible Senior Notes due 2024 (the “Notes”), as described herein, is US$1,000 per US$1,000 principal amount outstanding. As of September 1, 2022, there was US$226,253,000.00 aggregate principal amount of Notes outstanding, resulting in an aggregate maximum purchase price of US$226,253,000.00 (excluding accrued but unpaid special interest, if any).

(2)	The filing fee of $20,973.65 was previously paid in connection with the filing of the Tender Offer Statement on Schedule TO on September 2, 2022 by Pinduoduo Inc. (File No. 005-90585). The amount of the filing fee was calculated in accordance with Rule 0-11 of the Securities Exchange Act of 1934, as amended, and equals $92.70 for each US$1,000,000 of the value of the transaction.